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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of Medical Manager Corporation on Form S-3 of our report dated February 6, 1998, except for certain information contained in Note 13 for which the date is February 28, 1998, on our audits of the consolidated financial statements and financial statement schedule of Medical Manager Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in Medical Manager Corporation's Current Report on Form 10-K which was filed with the Commission on March 12, 1998.

                                                        COOPERS & LYBRAND L.L.P.



Tampa, Florida
April 8, 1998